Exhibit 99.1

SurgiCare Inc. Reports Fourth Quarter and Fiscal 2002 Financial
Results

    HOUSTON--(BUSINESS WIRE)--March 31, 2003--SurgiCare Inc. (AMEX:SRG), a Houston-based ambulatory surgery company, today announced financial results for the fourth quarter and full-year 2002.
    Revenues for the three months ending Dec. 31, 2002, were $3.1 million, an increase of 9.3% percent compared with year-ago quarterly revenues of $2.8 million. Case volume for the period grew 23.8% percent over the year-ago period to 3,419. The fourth quarter 2002 loss was $392,177, or 2 cents per common basic share, against a loss of $325,519 (2 cents per basic share) for the year-earlier quarter.
    For the full year 2002, total revenues were $11.6 million, a 6.3% percent decline from 2001 fiscal year revenues of $12.3 million. 2002 case volume increased 15.3% to 12,603 in 2002 from 10,926 in 2001. The 2002 net loss was $8.8 million, or $0.56 per basic share. In fiscal 2001, the company reported net earnings of $670,360, or 5 cents per basic share.
    SurgiCare Chief Executive Officer Keith LeBlanc said the results for the quarter and the full year reflect aggressive actions the company has taken to restructure and clean up operations, improve the capital structure and build a foundation for future growth.
    The company increased its provision for doubtful accounts to $5.8 million for fiscal 2002, as well as increasing the allowance for insurance contractual adjustments. The company also incurred costs of $2.0 million to terminate the acquisition of Aspen Healthcare Inc., incurred a $1.5 million impairment on the land investment and incurred additional administrative expenses connected with restructuring and capital raising activities.

    LeBlanc said over the past few months, the company has:

    --  Brought in a professional management team

    -- Terminated and/or wrote off non-strategic acquisitions and projects

    -- Focused on strengthening its existing core business and physician relationships

    -- Fortified its balance sheet and expanded liquidity through private placements

    LeBlanc said in the first three months of 2003, the company has engaged The Hall Group to assemble a new customer service plan shaped by its top physician providers. It has formulated a long term strategic plan that, as implemented, expands SurgiCare's focus to supplement ambulatory surgical centers with related imaging centers and possibly short-stay surgical hospitals. Additionally, the company has contracted with Bandy-Carroll-Hellige to develop a corporate image campaign that is expected to be launched at the FASA meeting in early May.
    To strengthen SurgiCare's capital position and provide funding sources for future growth, the company has been investigating relationships with long-term capital partners. "Once we are fully restructured and capitalized, we want to use this capability to acquire operations or development projects that fit with our long-term strategic plan," LeBlanc said.
    In the fourth quarter of 2002, the company opened a new endoscopy center in Houston, bringing to 5 the number of SurgiCare's ambulatory surgical centers in the U.S.


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    For the first quarter of 2003, LeBlanc said that the company expects its financial performance will be similar to the fourth quarter of 2002.
    "I'm encouraged by the results achieved thus far, and I'm optimistic about the direction of our company," LeBlanc said.
    Please note that case volumes quoted here include all SurgiCare centers on a same store basis, regardless of SurgiCare's ownership interest. This is a change from previous reporting which was only on a consolidated basis and not a same store comparison. The 10-K will include additional details.

    Fourth-quarter and 2002 conference call and webcast

    SurgiCare Chief Executive Officer Keith LeBlanc and Chief Financial Officer Phil Scott will host a conference call scheduled for 4:30 p.m. ET Monday to discuss results and the company's 2003 outlook. To participate in the conference, call 877/569-0952 approximately 10 minutes prior to the scheduled start time, and provide the conference I.D. (9474058) or the name of the conference call (SurgiCare fourth quarter financial results).
    Live streaming audio of the call is available over the Internet by visiting http://audioevent.mshow.com/98346/. A replay of the webcast will be available 24 hours after the event, for 30 days.

    About SurgiCare Inc.

    SurgiCare Inc. offers licensed, freestanding ambulatory surgery centers for use by physicians and its physician partners and their patients. Freestanding refers to the fact that the facilities are physically and organizationally independent from a hospital. Ambulatory surgery means surgical procedures that do not require hospitalization after the surgery. The ASCs are run under the guidance of a committee of physician partners. SurgiCare's goal is to grow through mergers, acquisitions and turnkey management contracts in conjunction with physician-involved supervision and potential equity participation within a public company model. SurgiCare has assembled a team of highly qualified industry professionals that are equipped to effectively manage multiple ASCs, essentially cutting operational costs and increasing profit margins. For more information on SurgiCare, please visit the company's Web site at http://www.surgicareinc.com .
    Any forward-looking statements in this release are made pursuant to the Securities Litigation Reform Act of 1995. Investors are cautioned that all forward looking statements involve risks and uncertainty, including, but not limited to, the ability of SurgiCare to continue its expansion strategy, changes in federal or state healthcare laws and regulations or third party payer practices. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission. SurgiCare undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

    Financial results follow

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SurgiCare Inc.
Income Statements

                                             December 31, December 31,
For the 12 months ending                         2002         2001
Revenues
  Surgical, net                              $11,164,043  $11,701,779
  Management fees                                388,396      362,424
  Development fees                                            271,375
                                             -------------------------
Total Revenue                                 11,552,439   12,335,578

Direct Cost of Revenues
  Surgical Costs                               2,714,809    2,572,373
  Clinical salaries & benefits                 1,702,718    1,233,247
  Other                                          960,671      489,976
                                             -------------------------
                                               5,378,198    4,295,596
General and Administrative Expenses
  Salaries and Benefits                        1,604,562    1,169,061
  Management and affiliation fees                130,979      159,966
  Rent                                           741,124      482,048
  Depreciation and amortization                  745,731    1,038,644
  Professional fees                            2,223,374    1,181,111
  Taxes                                           12,020      125,118
  Provision for doubtful accounts              5,753,734            -
  Other                                        1,133,843      678,345
                                             -------------------------
                                              12,345,367    4,834,293
                                             -------------------------
Operating Income                              (6,171,126)   3,205,689
                                             -------------------------
Other Income (Expense)
  Miscellaneous Income                             4,651          863
  Loss on sale of assets                        (172,083)
  Loss on terminated acquisition              (1,977,382)
  Impairment on investment in land            (1,500,000)
  Equity in earnings(loss) of limited
   partnerships                                 (103,874)      76,580
  Interest expense                            (1,359,060)    (809,098)
                                             -------------------------
                                              (5,107,748)    (731,655)
                                             -------------------------
Earnings (Loss) Before Minority Interest and
 Federal                                     (11,278,874)   2,474,034
  Income Tax Expense
Minority Interest in Earnings (Loss) of
 Partnerships                                    819,680   (1,210,674)
                                             -------------------------
Earnings (Loss) Before Federal Income Tax
 Expense                                     (10,459,194)   1,263,360
Federal Income Tax Expense (Recovery)
  Current                                       (224,576)       3,000
  Deferred                                    (1,385,000)     590,000
                                             -------------------------
                                              (1,609,576)     593,000
Net Earnings (Loss)                          $(8,849,618)    $670,360
                                             =========================

Earnings Per Common Share (Basic)                 $(0.56)       $0.05

SurgiCare Inc.
Consolidated Balance Sheets

                    Assets
Current Assets
  Cash and cash equivalents                       262,327      76,274
  Accounts Receivable
    Trade                                       1,324,944   6,236,455
    Other                                         398,834      12,750
  Note receivable                                 223,178
  Inventory                                       397,772     583,575
  Prepaid Expenses                                 69,380     174,082
  Other current assets                             76,313     261,872
                                              ------------------------
    Total Current Assets                        2,752,748   7,345,008

Property and Equipment
  Land                                          4,579,385
  Office furniture and equipment                  378,901     221,277
  Medical and surgical equipment                3,576,721   2,388,879
  Leasehold improvements                          941,440     834,795
  Computer equipment                              377,495     188,108
  Transportation equipment                         19,015      49,157
                                              ------------------------
                                                9,872,957   3,682,216
  Less:  Accumulated depreciation and
   amortization                                 2,468,662   1,212,167
                                              ------------------------
                                                7,404,295   2,470,049
Goodwill (net of amortization)                  8,045,735   7,023,433
Investment in Limited Partnerships                306,654     346,325
Prepaid Limited Partner Distributions             403,748
Loan Fees (net of amortization)                   193,716     128,030
                                              ------------------------
Total Assets                                   19,106,896  17,312,845
                                              ========================

                  Liabilities
Current Liabilities
  Current maturities of long-term debt          6,295,389   1,789,441
  Lines of credit                               1,665,657   2,140,546
  Current portion of capital leases               313,725     124,437
  Accounts payable                              2,362,378   1,177,682
  Accrued expenses                                472,645     133,232
  Payable to related party                        116,909
  Federal income tax payable                                  224,576
  Deferred federal income tax                               1,385,000
                                              ------------------------
    Total Current Liabilities                  11,226,703   6,974,914
Long-Term Capital Lease Obligations                           236,247
Long-Term Debt                                    454,328   2,989,865
Minority Interest in Partnerships                             915,584
                                              ------------------------
Total Liabilities                              11,681,031  11,116,610

              Shareholders Equity
Preferred Stock, Series A                           1,225       1,316
Preferred Stock, Series AA                            900
Common Stock                                      106,635      70,446
Additional Paid in Capital                     15,065,801   4,991,301
Retained Earnings (Deficit)                    (7,708,196)  1,141,422
Less: Treasury Stock at cost                      (32,250)
Less: Shareholder receivables                      (8,250)     (8,250)
                                              ------------------------
Total Shareholders Equity                       7,425,865   6,196,235
                                              ------------------------
Total Liabilities and Equity                   19,106,896  17,312,845
                                              ========================

    CONTACT: SurgiCare Inc., Houston
             Phillip Scott, 713/973-6675
             www.surgicareinc.com

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